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                                                                    EXHIBIT 99.1

BW1295  MAY 17, 1999       6:50 PACIFIC      09:50 EASTERN

(BW)(GA-QUEST-EDUCATION)(QEDC) QUEST EDUCATION CORPORATION ADOPTS PREFERRED SHARE PURCHASE RIGHTS PLAN AND BYLAW AMENDMENTS

Business Editors

ATLANTA--(BUSINESS WIRE)--May 17, 1999--Quest Education Corporation ("QUEST") (Nasdaq: QEDC), a provider of career education, today announced that its Board of Directors has adopted a Preferred Share Purchase Rights Plan (the "Rights Plan") and, in connection therewith, declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of the Company's Common Stock.

Gary D. Kerber, Chairman and Chief Executive Officer of Quest Education commented, "The Rights Plan is designed to assure that all of the Company's stockholders receive fair and equal treatment in the event of any proposed takeover of the Company, and to guard against partial tender offers, squeeze-outs, open market accumulations and other coercive or unfair tactics to gain control of the Company without paying all stockholders a premium for that control. The Rights are not being adopted in response to any specific takeover threat, but are a response to the general takeover environment."

The Company stated that the Rights Plan is similar to those adopted by many other public companies. The Rights are intended to enable the Company's shareholders to realize the long-term value of their investment in the Company. They will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover.

Each Right initially entitles the holder to purchase one one-thousandth of a share of the Company's Series A Junior Participating Preferred Stock at an initial exercise price of $80.00 per one-thousandth of a share (subject to adjustment). The Rights will be exercisable only if a person or group acquires 15% or more of the Company's Common Stock (with certain exceptions) or announces a tender or exchange offer the consummation of which would result in ownership by a person or group of 15% or more of the Common Stock. Upon any such occurrence, each Right will entitle its holder (other than such person or group or affiliated or associated persons) to purchase, at the Right's then-current exercise price, a number of Quest's Common Shares having a market value of twice the exercise price. In addition, if the Company is acquired in a merger or other business combination transaction, or sells 50% or more of its assets or earning power, after a person or group has acquired 15% or more of the Company's outstanding shares, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's Common Shares having a market value of twice such price. The acquiring person (and affiliated and associated persons) will not be entitled to exercise the Rights under such circumstances.

Prior to the acquisition by a person or group of 15% or more of the Company's Common Stock, the Rights are redeemable for $.005 per Right at the option of the Board of Directors. A redemption authorized after a change in a majority of the Board of Directors (resulting from a proxy contest or consent solicitation) must also be approved by a majority of "independent directors" (as defined in the plan). The Board of Directors is also authorized to reduce the 15% thresholds referred to above to not less than 10% under appropriate circumstances. Following the acquisition by a person or group of 15% or more of the Company's Common Stock and prior to an acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than Rights owned by the triggering person or group) at an exchange ratio of one share of Common Stock per Right.



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The dividend distribution will be made on May 21, 1999, payable to shareholders of record as of that date. The Rights will expire on May 14, 2009. The adoption of the Rights Plan and the distribution of the Rights is not dilutive, does not affect reported earnings per share, and is not taxable to shareholders. A copy of the complete Rights Plan will be included with the appropriate filings with the Securities and Exchange Commission.

Separately, the Company announced that the Board of Directors also adopted amendments to the Company's Bylaws to add or clarify provisions regarding advance notice requirements for stockholder proposals and nominations, and certain procedures for the call of stockholder meetings, procedures regarding stockholder actions by written consent, provisions relating to quorum and vote requirements and other matters. These provisions, together with existing provisions of the Company's Certificate of Incorporation and Bylaws and Delaware corporate law, could render more difficult or discourage an attempt to obtain control of the Company through a proxy contest or consent solicitation. The full text of the Company's amended Bylaws will be included with the appropriate filings with the Securities and Exchange Commission.

Quest Education Corporation provides diversified, career- oriented, postsecondary education to over 12,500 students in 30 schools, located in 11 states. The Company's schools offer bachelor degrees, associate degrees and/or diploma programs designed to provide students with the knowledge and skills necessary to qualify them for employment primarily in the fields of health care, business, information technology, and fashion and design.

This press release contains certain forward-looking statements and projections, They are subject to a number of risks and uncertainties. For example, there is no assurance that the rights will ever become exercisable by the holders. Quest Education Corporation's actual results may differ materially from the Company's plans if its assumptions prove to be incorrect, or, for a variety of other reasons, including those factors identified in Quest Education Corporation's Form 10-K for the year ended March 31, 1998 filed with the Securities and Exchange Commission.

     --30--mem/ny*

     CONTACT: Quest Education Corporation
              Vince Pisano
              Vice President and Chief Financial Officer
              (770) 510-2000

              INVESTOR CONTACTS:
              Donna Stein/Cindy Reid/Valerie Carmello
              Morgen-Walke Associates, Inc.
              (212) 850-5600

              PRESS CONTACTS:
              Greg Tiberend/Jennifer Gery
              Morgen-Walke Associates, Inc.
              (212) 850-5600

     KEYWORD: GEORGIA
     INDUSTRY KEYWORD: EDUCATION